Exhibit 99.2

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. ANNOUNCES PRICING OF

$500 MILLION OF SENIOR NOTES DUE 2026

SPRINGFIELD, Mo., March 1, 2016 - O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY) today announced that it has priced its previously announced offering of $500 million aggregate principal amount of 3.550% Senior Notes due 2026 (the “Notes”) at a price to the public of 99.832% of their face value.  The Company anticipates that the offering will close on or around March 8, 2016, subject to customary closing conditions.  The Company intends to use the net proceeds of the offering for general corporate purposes, which may include ordinary course working capital increases, repurchases of shares of common stock, repayment of debt and to invest in other business opportunities, including acquisitions, and to pay related fees and expenses.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).  J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. are acting as joint book-running managers for the offering.  To obtain a copy of the prospectus supplement, together with the accompanying prospectus, for the offering, please contact J.P. Morgan Securities LLC by calling collect at (212) 834-4533 or U.S. Bancorp Investments, Inc. by calling toll-free at (877) 558-2607.  An electronic copy of the prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  As of December 31, 2015, the Company operated 4,571 stores in 44 states.

Forward-Looking Statements

The Company claims the protection of the safe harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements concerning the proposed offering of the Notes, including the anticipated use of proceeds.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the Company’s ability to consummate the offering of the Notes as described herein, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2015, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	O’Reilly Automotive, Inc.
Investor & Media Contact
Mark Merz (417) 829-5878